Exhibit 21

Hungarian Telephone and Cable Corp. Subsidiaries

Hungarian Entities

Hungarotel Tavkozlesi Zrt.

HTCC Menedzsment es Tanacsado Kft.

Pantel Tavkozlesi Kft.

PanTel TechnoCom Kft.

Slovakian Entity

PanTel Slovakia s.r.o.

Slovenian Entity

PanTel Telekommunikacije in Kommunikacije d.o.o.

Austrian Entity

PanTel Telecommunications and Communications Services GmbH

Romanian Entity

PanTel Romania SRL

Serbian Entity

Preduzece Kommunikacije PanTel d.o.o. Beograd

Bulgarian Entity

PanTel Bulgaria EAD